Exhibit 99.2

Blackbaud, Inc.

Script for Conference Call held January 17, 2012

Tony Boor - Blackbaud, Inc. - SVP, CFO

Thank you (operator). Good afternoon everyone, and thank you for joining us today as we discuss the planned acquisition of Convio, which we announced in a press release before the market opened this morning.

With me on the call is Marc Chardon, President and Chief Executive Officer of Blackbaud. Before we begin, let me make a couple of general comments, starting with the fact that the tender offer for the outstanding stock of Convio has not yet commenced. This teleconference, therefore, is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and offer to buy shares of Convio common stock will be made only pursuant to an offer to purchase on Schedule TO and related materials that Blackbaud intends to file with the SEC.

Convio also intends to file a solicitation recommendation statement on Schedule 14D9 with respect to the offer. Convio stockholders and other investors will be able to obtain copies of these materials without charge from the SEC through the SEC’s website, from Georgeson, Inc., the information agent for the offer, from Blackbaud, with respect to documents that we will file with the SEC by going to the Investor Relations section of our website, or from Convio with respect to documents they will file with the SEC by going to the Investor Relations section of Convio’s website. Stockholders and other investors are urged to read those materials carefully prior to making any decisions with respect to the offer.

Also, please note that our remarks today contain forward-looking statements. These statements are based solely on present information and are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include risks that the transaction doesn’t close, management of the integration of acquired companies and other risks associated with acquisitions, uncertainty regarding increased business and renewals from existing customers, continued success in sales growth, general economic risks, risk associated with successful implementation of multiple integrated software products, the ability to attract and retain key personnel, risks related to restrictions imposed by the credit facility, and risks associated with management of growth.

Please refer to our SEC filings, including our most recent annual report on Form 10-K and the risk factors contained therein, as well as our periodic reports under the Securities Act of 1934 for more information on these risks and uncertainties and on the limitations that apply to our forward-looking statements.

Also, please note that a webcast of today’s call will be available in the Investor Relations section of our website.

In terms of the structure of this call, Marc will provide a brief overview of the strategic rationale for this acquisition and then I will review the key financial aspects of the deal. We will then open the call to address questions.

So, with that, let me turn it over to our CEO, Marc Chardon.

Marc Chardon - Blackbaud, Inc. - President, CEO

Thank you Tony, and thanks to everyone on the call for joining us on relatively short notice to discuss the exciting news announced before the market opened this morning – our agreement to acquire Convio, a leading provider of on-demand constituent engagement solutions to the nonprofit market. For the customer, we expect the combination of our two companies to enable Blackbaud to offer a comprehensive set of multi-channel supporter engagement solutions to nonprofit organizations of all sizes and across verticals. For our investors, our combination will create one of the largest and most profitable SaaS vendors.

For those of you not familiar with Convio, they were founded in 1999 and became a publicly traded company in April, 2010. Similar to Blackbaud, they have been focused exclusively on serving the nonprofit market since their founding.

Blackbaud and Convio share the belief that fully engaged supporters drive maximum value for nonprofit organizations. The acquisition of Convio combines the two companies’ strengths to accomplish a common mission – making multi-channel support engagement a reality – at a faster pace than either company could achieve on its own. We believe strongly that nonprofit supporters are multi-channel by nature, including receiving messages, donating and advocating across websites, social networks, email, mobile, events and direct mail. Convio’s strength in online and social is a perfect complement to Blackbaud’s expertise, and its addition will enable us to better serve nonprofit organizations.

Convio has over 1,500 customers in the U.S., Canada and the U.K., including 29 of the top 50 U.S. charities. Convio has also established a strong development partnership with Salesforce.com in addition to nearly 100 go-to-market and technology partnerships.

In 2010 alone, Convio’s U.S. clients used its software and services to raise more than $1.3 billion online, send more than 4 billion emails, power more than 32 million advocacy actions and manage relationships with more than 248 million constituents. We believe we are still at the early stages of nonprofit organizations moving to innovative solutions to automate and optimize their fundraising and overall business processes. We also believe that the addition of Convio will significantly enhance our ability to capitalize on this large and under penetrated market opportunity.

I would like to focus on several of the key strategic reasons that we believe the acquisition of Convio is a perfect fit for Blackbaud.

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First, our solutions and market focus are highly complementary. We have discussed many times in the past that online fundraising was a key area of focus for Blackbaud. It is the fastest growing channel for donations from an industry perspective and, as a result, it has been the fastest growing segment of technology adoption among nonprofit organizations as well. SaaS-based, online fundraising is a core competency of Convio – particularly with large enterprises and advocacy-based organizations. The growth of Blackbaud’s online fundraising solutions, on the other hand, has been driven primarily by our focus on mid-market nonprofit organizations.

From Convio’s perspective, they were looking to expand their product footprint increasingly beyond online fundraising, including an enterprise CRM offering – where Blackbaud has already spent a number of years and significant resources to establish a strong position across vertical markets. The addition of Convio will enable Blackbaud to effectively serve the online fundraising needs of the smallest to the largest nonprofit organizations, and we will have a compelling, best of both world’s offering for large nonprofit organizations that combines industry leading online fundraising with the strongest CRM capabilities.

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The second reason supporting the acquisition of Convio is that we believe it opens up a significant cross-sell opportunity. Many of Convio’s customers are new to Blackbaud, which provides an opportunity to cross-sell our much broader suite of solutions. In addition, many of Blackbaud’s upper-mid market and enterprise customers have still not deployed online fundraising or business intelligence solutions in a big way, and Convio has best-in-class platforms to meet the needs of these organizations.

•	Third, the addition of Convio brings significant domain expertise, innovation and thought leadership to Blackbaud in online fundraising and scaling a software-as-a-service business model.

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Fourth, we have made great progress evolving our business to subscription-based and software-as-a-service offerings, and the acquisition of Convio accelerates this process dramatically. At the end of the September quarter, our combined company had a pro forma annualized subscription and usage revenue run rate of nearly $170 million, and an annualized total recurring revenue run rate of nearly $300 million.

•	Finally, as Tony will discuss in more detail in a moment, we expect the transaction to be accretive to our non-GAAP EPS during 2012, and increasingly so in future years.

As you can tell, we are extremely excited about the prospects for our combined company. We are addressing a very large market opportunity that is underpenetrated, and our combined value proposition is both highly complementary and one that will enable us to better serve nonprofit organizations. We believe that $500 million in revenue is well within our sights, and we have significantly improved our position to ultimately scale Blackbaud to our longer-term goal of $1 billion and greater in annual revenue.

With that, let me turn it over to Tony.

Tony Boor - Blackbaud, Inc. - SVP, CEO

Thanks, Marc. In addition to the compelling, strategic rationale of the Convio acquisition, we believe it is also highly attractive from a financial perspective, and it is consistent with our goal to invest our strong cash flow to improve long-term shareholder value.

Under the terms of the agreement, Blackbaud will acquire all outstanding shares of common stock of Convio for $16.00 per share, representing a premium of approximately 49% compared to Convio’s recent closing price and an enterprise value of approximately $275 million. Blackbaud will finance the deal through a combination of cash and debt.

In addition to providing meaningful and immediate value for Convio’s shareholders, the transaction is expected to be accretive to Blackbaud’s non-GAAP financial results for 2012 and increasingly so in future years. In addition to standard items excluded from our non-GAAP results, our preliminary estimate of non-GAAP EPS accretion also excludes non-recurring deal costs and related charges, and assumes a certain level of already identified synergies as we bring our two organizations together.

The boards of directors of both companies have unanimously approved the transaction. The acquisition is structured as a cash tender offer, and is expected to close during the first quarter of 2012. Blackbaud has been informed that all Convio directors and their affiliates, officers and other insiders (representing over 30% of the outstanding shares in total) have agreed to tender all of their respective shares subject to tender and support agreements. The consummation of the tender offer is subject to various conditions, including a minimum tender of at least a majority of outstanding Convio shares on a fully diluted basis, the expiration or termination of the waiting period under the Hart Scott Rodino Antitrust Improvements Act, and other customary conditions.

From a revenue perspective, Convio generated revenue of approximately $77 million for the twelve months ended September 30, 2011. As such, the transaction is priced at approximately 3.6x enterprise value to trailing twelve months revenue.

Over 75% of Convio’s revenue comes from a combination of recurring subscription fees with contracts that generally range from 1 to 3 years, along with transaction fees that include a percentage of funds raised for special events such as runs or walks. Less than 25% of Convio’s revenue relates to services.

From a profitability perspective, Convio generated adjusted EBITDA of approximately $10 million for the trailing twelve months ended September 30, 2011.

On a pro forma basis, the following are metrics that reflect the scale of our combined company. Each metric is based on trailing twelve months ended September 30, 2011:

•	$440 million in revenue

•	$94.8 million in adjusted EBITDA

•	Free cash flow of $66.5 million, which is based on combined pro forma cash from operations of $83.0 million less capital expenditures of $16.5 million.

In addition, as I mentioned a moment ago, we expect a level of synergy to be realized as we complete the acquisition integration process. Any such benefits are not included in the just mentioned trailing twelve month adjusted EBITDA or free cash profile.

Turning to the balance sheet for our combined company - the acquisition of Convio will be funded by a combination of Blackbaud’s existing cash balance, expansion and extension of the company’s current debt facility, as well as newly issued syndicated debt. After closing the acquisition, the combined company is expected to have net debt of approximately $240 million, which will represent approximately 2.5x pro forma consolidated adjusted EBITDA for the 12 months ended September 30, 2011.

We are very confident in the company’s ability to service its new debt balance due to our free cash flow being much greater than our expected cash interest expense, in addition to the fact that we expect further enhancements of our cash flow following the acquisition and integration of Convio.

As I wrap up my remarks, it is important to state that any commentary regarding the expected impact of the Convio transaction are on a preliminary non-GAAP basis. We think this analytical approach helps us and investors understand the fundamentals of the transaction, but non-GAAP numbers are not a substitute for GAAP numbers. In addition, we have not yet completed our analysis related to the determination of the deferred revenue write-down, final valuation of the acquired assets including goodwill and intangibles, the amount of in-process R&D, if any, and the anticipated amortization charges that we would expect to take through the P&L.

In closing, we are very excited by today’s announcement. The acquisition of Convio will enable Blackbaud to offer a comprehensive set of multi-channel supporter engagement solutions to nonprofit organizations of all sizes and across verticals. It also materially accelerates our recurring revenue and is expected to be accretive to our non-GAAP operating results for 2012 and beyond. The strategic and financial rationales for the acquisition are compelling, and we are excited about the prospects for our combined company moving forward.

Before we open up the call for questions, I wanted to highlight that the focus of the call and questions is on our acquisition of Convio. As we are still in the quiet period and in the process of completing our year-end close, we are going to hold questions related to the fourth quarter and our 2012 guidance until we get together for our regularly scheduled financial results call. We appreciate your understanding in this regard.

With that, let me turn it over to the operator to begin the Q&A session. Operator?